EXHIBIT 10.16

SunDance Rehabilitation Corporation
2010 President Incentive Plan

Objective:

To provide an incentive for the President of SunDance Rehabilitation Corporation (“SunDance”) to improve operational and financial performance and to reward success.

Program:

► Incentive Potential:
•	Target bonus equal to 60% of annual base salary (as of 12/31/10) with additional incentive potential of up to 45%.
•	The maximum potential bonus payout is 105% of base salary.
       ► Paid Annually
•
Incentive payments will be made after completion of the year-end audit for 2010 and following certification of achievement of financial performance targets by the Compensation Committee of the Board of Directors of Sun Healthcare Group, but no later than March 15, 2011.

       ► Plan Year:
•	January 1, 2010 – December 31, 2010
► Plan Eligibility:
•	In order to be eligible for the incentive, the President must be a full-time employee and actively employed on 12/31/10.
•	If an approved leave of absence occurs during the plan year, the bonus will be prorated.

Plan Provisions, Criteria and Weighting:

The plan is comprised of two financial components:  a 2010 financial performance target for SunDance and a 2010 financial performance target for Sun Healthcare Group.  Both financial performance targets are based on earnings before interest, taxes, depreciation and amortization (EBITDA).  The EBITDA targets have been established by the Compensation Committee.  These targets are:

•	SunDance 2010 EBITDA of $13.1 million
•	Sun Healthcare Group 2010 EBITDA of $173.8 million

The two components of the plan are weighted as follows:

Components	Weighting
SunDance EBITDA goal	85%
Sun Healthcare Group EBITDA goal	15%

SunDance EBITDA Component

The amount of the SunDance EBITDA bonus shall be based upon actual SunDance EBITDA attained as a percentage of the SunDance EBITDA target as follows:

% Achievement of Target for SunDance:	85% of target (2010 EBITDA of $11.135 million)	100% of target (2010 EBITDA of $13.1 million)	115% of target (2010 EBITDA of $15.065 million)
Percentage of Base Salary Paid as Bonus:	10.2%	51.0%	89.5%

If actual SunDance EBITDA is less than $11.135 million, the SunDance EBITDA component of the bonus will be zero.  If actual SunDance EBITDA exceeds $15.065 million, the SunDance EBITDA component of the bonus will be 89.5% of base salary.  If actual SunDance EBITDA is greater than $11.135 million but less than $13.1 million, or greater than $13.1 million but less than $15.065 million, the amount of the SunDance EBITDA component of the bonus will be prorated between the amounts shown in the applicable columns of the table.

The level of achievement of the SunDance EBITDA target shall be determined without regard to changes to SunDance EBITDA that may occur as a result of acquisitions made during 2010.

Sun Healthcare Group EBITDA Component

The amount of the Sun Healthcare Group EBITDA bonus shall be based upon normalized actual EBITDA attained as a percentage of the Sun Healthcare Group EBITDA target as follows:

% Achievement of Target for Sun Healthcare Group:	85% of target (2010 EBITDA of $147.73 million)	100% of target (2010 EBITDA of $173.8 million)	115% of target (2010 EBITDA of $199.87 million)
Percentage of Base Salary Paid as Bonus:	1.8%	9.0%	15.5%

If actual Sun Healthcare Group EBITDA is less than $147.73 million, the Sun Healthcare Group EBITDA component of the bonus will be zero.  If actual Sun Healthcare Group EBITDA exceeds $199.87 million, the Sun Healthcare Group EBITDA component of the bonus will equal 15.5% of Base Salary.  If actual Sun Healthcare Group EBITDA is greater than $147.73 million but less than $173.8 million or greater than $173.8 million but less than $199.87 million, the amount of the Sun Healthcare Group EBITDA component of the bonus will be prorated between the amounts shown in the applicable columns of the table.

The Sun Healthcare Group EBITDA component of the bonus shall be determined solely by the normalized actual consolidated EBITDA of Sun, as published by Sun in its press release announcing financial results for 2010.  Normalizing adjustments consist of actuarial adjustments for self insurance for general and professional liability, EBITDA of discontinued operations, and nonrecurring costs related to acquisitions and other similar events.  When determining whether the EBITDA target has been achieved, adjustments shall be made to the EBITDA target to eliminate the effect of discontinued operations or any change in accounting policies or practices.

Miscellaneous:

In no event shall the amount of the bonus exceed the amount that has been accrued for such bonus in the calculation of either or both of the SunDance EBITDA or Sun Healthcare Group EBITDA components of the bonus.

This Plan neither constitutes a contract of employment nor grants any rights for an employee to be retained in employment.  Rather, all employment remains “at will” unless otherwise required by applicable law.  This document constitutes the entire Plan, supersedes all prior agreements and there are no oral terms or conditions to the contrary.  Sun Healthcare Group retains the discretion to modify the Plan at any time, with or without notice.

The company reserves the right to reduce, eliminate or postpone payments of employees who are on a written performance plan, have engaged in conduct that is in direct violation of the company’s Code of Conduct/Compliance Process or such conduct/performance that is detrimental to the company.

Employee Acknowledgement:

I acknowledge that I have received a copy of the 2010 President Incentive Plan.  I understand that if I have questions about the 2010 President Incentive Plan that I should discuss them with my immediate manager.

________________________________________            ___________________, 2010
Sue Gwyn                                                                                         Date